Registration No. 333-47945
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No. 21 Dated July 15, 1998 (To Prospectus dated April 3, 1998)

                         $3,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $50,000,000

Price to Public:    100%          Proceeds to HFC:  99.917%

Issue Date:    July 20, 1998      Stated Maturity:  July 20, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on July 17, 1998.

Interest Rate Basis:     Federal Funds Rate.

Spread or Spread Multiplier:  Plus 0.29%  (+ 29 basis points)

Interest Payment Dates:  On the 20th of January, April, July and
     October of each year, commencing October 20, 1998, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date:  On the Business Day prior to each
     Interest Reset Date.

Interest Reset Date:  On each Business Day, except that the
     Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:  Daily.

Agent:  Merrill Lynch & Co., as Principal

Agent's Commission or Discount:  .083%

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